Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

St. Louis, October 13, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) announced a delay in the release of its earnings for the third quarter which was originally scheduled for October 13, 2009.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Pheonix, Arizona. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.